UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 10, 2007

Applied Micro Circuits Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-23193	94-2586591
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 Moffett Park Drive, Sunnyvale, California 94089

(Address of principal executive offices)

(408) 542-8600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 10, 2007, we filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the previously approved 1-for-4 reverse stock split of all outstanding shares of our common stock and reduction in the number of authorized shares of our common stock from 630 million to 375 million. The reverse stock split was effective as of 11:59 p.m., Eastern time, on December 10, 2007. As a result of the reverse stock split, each four shares of our common stock then outstanding was automatically combined and converted into one share of our common stock. No fractional shares resulted from the reverse stock split and in lieu thereof, any holder of less than one share of our common stock is entitled to receive cash for such holder’s fractional share based upon the closing sales price of our common stock as reported on The Nasdaq Global Select Market on December 10, 2007. A copy of the Certificate of Amendment of Amended and Restated Certificate of Incorporation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

On December 11, 2007, our common stock began trading on The Nasdaq Global Select Market on a split-adjusted basis under the temporary trading symbol “AMCCD”. The trading symbol will revert to “AMCC” after approximately 20 trading days.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED MICRO CIRCUITS CORPORATION

Date:	December 11, 2007	By:	/S/ ROBERT G. GARGUS
Robert G. Gargus
Senior Vice President and Chief Financial Officer

3.

Exhibit Index

3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation

4.